Exhibit 5.1

1221 PEACHTREE STREET, N.E. • SUITE 400 • ATLANTA, GEORGIA 30361

TELEPHONE: +1.404.521.3939 • JONESDAY.COM

May 20, 2025

Guardian Pharmacy Services, Inc.

300 Galleria Parkway SE

Suite 800

Atlanta, Georgia 30339

Re:	Registration Statement on Form S-1

Relating to the Public Offering of up to

8,625,000 shares of Class A Common Stock of Guardian Pharmacy Services, Inc.

Ladies and Gentlemen:

We are acting as counsel for Guardian Pharmacy Services, Inc., a Delaware corporation (the “Company”), in connection with the offering and sale of (i) 1,440,447 shares (the “Company Shares”) of the Company’s Class A common stock, par value $0.001 per share (the “Common Stock”), by the Company and (ii) up to 7,184,553 shares (the “Selling Stockholder Shares” and, together with the Company Shares, the “Shares”) of Common Stock by certain stockholders of the Company (the “Selling Stockholders”), in each case pursuant to the Underwriting Agreement (the “Underwriting Agreement”) proposed to be entered into by and among the Company, the Selling Stockholders party thereto and Raymond James & Associates, Inc., for itself and acting as representative of the several underwriters to be named in Schedule A thereto.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based upon the foregoing and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.

The Company Shares, when issued and delivered pursuant to the Underwriting Agreement against payment of the consideration therefor, as provided in the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

2.	The Selling Stockholder Shares are validly issued, fully paid and nonassessable.

In rendering the opinion set forth in paragraph 1 above, we have assumed that the Underwriting Agreement will have been executed and delivered by the parties thereto, and the resolutions authorizing the Company to issue and deliver the Company Shares pursuant to the Underwriting Agreement will be in full force and effect at all times at which the Company Shares are issued and delivered by the Company.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinions expressed herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company to effect registration of the Shares under the Securities Act of 1933 (the “Securities Act”) and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day

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